Investor Relations:             Media Contact:
Darice Liu               Matt McLoughlin
Universal Display         Gregory FCA
dliu@udcoled.com              matt@gregoryfca.com
609-671-0980 x558             610-228-2123

UNIVERSAL DISPLAY CORPORATION ANNOUNCES
SECOND QUARTER 2013 FINANCIAL RESULTS

Ewing, New Jersey — August 08, 2013 — Universal Display Corporation (NASDAQ: OLED), enabling energy-efficient displays and lighting with its UniversalPHOLED® technology and materials, today announced its results for the second quarter of 2013.

For the second quarter of 2013, the Company reported net income of $15.4 million, or $0.33 per diluted share, increases of 40% and 43%, respectively, from second quarter 2012 net income of $11.0 million, or $0.23 per diluted share. Revenues in the second quarter of 2013 were $49.4 million, up 65% from revenues of $30.0 million in the second quarter of 2012.

“We are pleased to report strong second quarter growth, leading to record quarterly revenues and earnings,” said Sidney D. Rosenblatt, Executive Vice President and Chief Financial Officer of Universal Display. “Given the rate at which the market is adopting our energy efficient, high-performance UniversalPHOLED materials and technology, we believe the market has achieved a level of sustainable commercial technology adoption that can drive strong top line growth. With our proprietary materials and technology generating attractive margins, and a continued focus on lean and efficient operations, we are leveraging the success we are achieving with our products in the market into strong earnings growth for our shareholders.”

Second Quarter Results

Growth in second quarter revenues was led by a 111% increase in material sales, which rose to $27.1 million, up from $12.8 million in the second quarter of 2012, reflecting strong volume growth. Royalty and license fees were $21.2 million in the second quarter of 2013, up 37% compared to $15.4 million in the same quarter of 2012. The Company recognizes revenue under its licensing agreement with Samsung Display Corporation (SDC) only in the quarters in which SDC makes payment, which are the second and fourth quarters. In the second quarter of 2013, the Company recognized $20.0 million under this agreement compared to $15.0 million in the second quarter of 2012. Operating expenses for the second quarter of 2013 were $27.6 million compared to $17.1 million in the same quarter of 2012. Within operating expenses for the quarter, cost of materials accounted for $6.7 million of the increase, reflecting an increase in the quantity of material shipped and changes in product mix. The increase in operating expenses also reflects a substantial increase in patent and amortization of acquired technology expenses, primarily due to higher amortization associated with the FUJIFILM Corporation OLED patent portfolio acquired during the third quarter of 2012.

The Company reported operating income of $21.7 million for the second quarter of 2013, an improvement of $8.8 million, or 68%, compared to operating income of $12.9 million for the second quarter of 2012.

Operating cash flow for the second quarter of 2013 was a record $26.4 million, an increase of 136% compared to $11.2 million for the second quarter of 2012.

The Company’s balance sheet remained strong, with cash and cash equivalents and short-term investments of $244.7 million as of June 30, 2013.

First Six Months Results

Revenues for the first six months of 2013 were $64.3 million, a 51% increase compared to $42.6 million in the first half of 2012. Material sales in the first half of the year were $39.9 million, an increase of 71% compared to material sales of $23.4 million in the first half of 2012. Operating income in the first half of 2013 was $14.6 million, or 23% of revenues. For the first half of 2013, we reported net income of $10.6 million, or $0.23 per diluted share, increases of 9% and 10%, respectively, compared to net income of $9.7 million, or $0.21 per diluted share, in the same period of 2012.

Mr. Rosenblatt concluded, “The OLED market continues to demonstrate significant growth again this year, primarily due to the widely recognized growth in smartphone adoption. Over the next few years, we expect to see increased demand for our UniversalPHOLED materials and technologies as we develop new products, attract new customers, and create new materials. Beyond the foreseeable opportunities in smartphones and televisions, we believe the energy efficiency and superior performance of OLEDs can open vast new markets, and we continue to invest in our organization and technology to encourage wider market adoption. In addition to the growth opportunity represented by a rapidly expanding industry, we are expanding our portfolio of products and technologies to capture greater market share, and further accelerate growth. This year we’ve introduced new commercial materials – including green emitter and host materials – while continuing to advance our flexible, thin-film barrier and new material deposition technologies. As the clear industry leader, we are achieving both exciting near term growth and earnings, while simultaneously laying the foundation to become a more integral part of the large and growing display and lighting markets in the future.”

GUIDANCE

Although the OLED industry is still at a stage where many variables can have a material effect on our growth, the Company now has better visibility into its potential future financial performance and expects 2013 revenues to reach the high end of its $110M-$125M guidance range.

In conjunction with this release, Universal Display will host a conference call, followed by a question and answer session, on Thursday, August 8, 2013 at 5:00 p.m. Eastern Time. Interested parties may participate by calling 888-747-4655 at 5:00 p.m. Eastern Time and referencing conference ID 3359758. The conference call will be simultaneously broadcast live over the Internet through a webcast on the Universal Display website. To access the call, please visit the events portion of the website at www.udcoled.com. An online archive of the webcast will be available within two hours of the conclusion of the call.

About Universal Display Corporation
Universal Display Corporation (NASDAQ: OLED) is a leader in developing and delivering state-of-the-art, organic light emitting diode (OLED) technologies, materials and services to the display and lighting industries. Founded in 1994, the company currently owns or has exclusive, co-exclusive or sole license rights with respect to more than 3,000 issued and pending patents worldwide. Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology, that can enable the development of low power and eco-friendly displays and white lighting. The company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance. In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training.

Based in Ewing, New Jersey, with international offices in Ireland, South Korea, Hong Kong, Japan and Taiwan, Universal Display works and partners with a network of world-class organizations, including Princeton University, the University of Southern California, the University of Michigan, and PPG Industries, Inc. The company has also established relationships with companies such as AU Optronics Corporation, DuPont Displays, Inc., Innolux Corporation, Konica Minolta Technology Center, Inc., LG Display Co., Ltd., Lumiotec, Inc., Moser Baer Technologies Inc., Panasonic Idemitsu OLED Lighting Co., Pioneer Corporation, Samsung Display Corporation, Seiko Epson Corporation, Sony Corporation, Showa Denko K.K., and Tohoku Pioneer Corporation. To learn more about Universal Display, please visit www.udcoled.com.

Universal Display Corporation and the Universal Display logo are trademarks or registered trademarks of Universal Display Corporation. All other company, brand or product names may be trademarks or registered trademarks.

All statements in this document that are not historical, such as those relating to Universal Display Corporation’s technologies and potential applications of those technologies, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled “Risk Factors” in Universal Display Corporation’s annual report on Form 10-K for the year ended December 31, 2012. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

(in thousands, except for share and per share data)

	June 30, 2013	December 31, 2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$80,702	$85,923
Short-term investments	163,983	158,018
Accounts receivable	14,451	8,657
Inventory	8,673	11,018
Other current assets	6,242	3,929
Total current assets	274,051	267,545
PROPERTY AND EQUIPMENT, net	13,904	11,808
ACQUIRED TECHNOLOGY, net	99,494	104,624
INVESTMENTS	5,781	1,270
OTHER ASSETS	275	277
TOTAL ASSETS	$393,505	$385,524

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$10,555	$7,596
Accrued expenses	7,406	10,394
Deferred revenue	4,189	4,273
Other current liabilities	940	36
Total current liabilities	23,090	22,299
DEFERRED REVENUE	2,778	3,153
RETIREMENT PLAN BENEFIT LIABILITY	10,332	9,837
Total liabilities	36,200	35,289
SHAREHOLDERS’ EQUITY:
Preferred Stock, par value $0.01 per share, 5,000,000 shares authorized, 200,000 shares of Series A Nonconvertible Preferred Stock issued and outstanding (liquidation value of $7.50 per share or $1,500)	2	2
Common Stock, par value $0.01 per share, 100,000,000 shares authorized, 46,608,503 and 46,561,437 shares issued at June 30, 2013 and December 31, 2012, respectively	466	465
Additional paid-in capital	566,409	564,883
Accumulated deficit	(193,587)	(204,211)
Accumulated other comprehensive loss	(5,327)	(5,702)
Treasury stock, at cost (401,501 and 205,902 shares at June 30, 2013 and December 31, 2012, respectively)	(10,658)	(5,202)
Total shareholders’ equity	357,305	350,235
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$393,505	$385,524

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

(in thousands, except for share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
REVENUE:
Material sales	$27,137	$12,848	$39,889	$23,377
Royalty and license fees	21,201	15,435	22,500	15,857
Technology development and support revenue	1,021	1,704	1,946	3,373
Total revenue	49,359	29,987	64,335	42,607
OPERATING EXPENSES:
Cost of material sales	8,282	1,611	11,374	2,699
Research and development	7,316	7,236	16,254	13,897
Selling, general and administrative	6,336	5,189	11,507	9,486
Patent costs and amortization of acquired technology	4,522	2,255	9,139	4,123
Royalty and license expense	1,172	786	1,484	1,036
Total operating expenses	27,628	17,077	49,758	31,241
Operating income	21,731	12,910	14,577	11,366
INTEREST INCOME	178	357	388	714
INTEREST EXPENSE	(10)	(18)	(18)	(38)
INCOME BEFORE INCOME TAX EXPENSE	21,899	13,249	14,947	12,042
INCOME TAX EXPENSE	(6,517)	(2,285)	(4,323)	(2,299)
NET INCOME	15,382	10,964	10,624	9,743

NET INCOME PER COMMON SHARE:
BASIC	$0.34	$0.24	$0.23	$0.21
DILUTED	#DIV/0!	$0.23	#DIV/0!	$0.21
WEIGHTED AVERAGE SHARES USED IN COMPUTING NET INCOME PER COMMON SHARE:
BASIC	45,859,286	45,953,312	45,841,446	45,871,166
DILUTED	46,496,120	46,857,309	46,523,540	46,896,898

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

(in thousands)

	Six Months Ended June 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,624	$9,743
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred revenue	(1,835)	(1,837)
Depreciation	985	927
Amortization of intangibles	5,483	29
Amortization of premium and discount on investments, net	(219)	(437)
Stock-based employee compensation	2,935	1,951
Stock-based compensation to Board of Directors and Scientific Advisory Board	394	437
Retirement plan benefit expense	834	777
(Increase) decrease in assets:
Accounts receivable	(5,794)	1,147
Inventory	2,345	(4,728)
Other current assets	(2,313)	(2,257)
Other assets	2	10
(Decrease) increase in liabilities:
Accounts payable and accrued expenses	(186)	1,899
Other current liabilities	904	205
Deferred revenue	1,376	1,335
Net cash provided by operating activities	15,535	9,201
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(2,435)	(2,054)
Additions to intangibles	(107)	(18)
Purchase of investments	(185,314)	(177,449)
Proceeds from sale of investments	175,093	220,552
Net cash (used in) provided by investing activities	(12,763)	41,031
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of common stock	177	137
Repurchase of common stock	(5,456)	—
Proceeds from the exercise of common stock options	271	943
Payment of withholding taxes related to stock-based employee compensation	(2,985)	(3,508)
Net cash used in financing activities	(7,993)	(2,428)
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(5,221)	47,804
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	85,923	111,795
CASH AND CASH EQUIVALENTS, END OF PERIOD	$80,702	$159,599

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